Exhibit 10.49

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I, Wilson Zhu, the undersigned, am entering into this Separation Agreement and Release of Claims (this “Agreement”) with Michaels Stores, Inc. (the “Company”).

WHEREAS, I was employed by the Company as Executive Vice President — Private Brands and Global.

WHEREAS, I have voluntarily submitted my resignation from the Company and my last date of employment is November 15, 2013 (the “Separation Date”).

WHEREAS, my acceptance of this Agreement in a timely and effective manner and my meeting of my obligations under it are conditions to my eligibility to receive the benefits provided herein in Section 2 (“Separation Benefits”), to which I would not otherwise be entitled;

NOW, THEREFORE, in consideration of the foregoing premises and for the purpose of receiving the Separation Benefits provided herein, I agree with the Company as follows:

1.                                      Definitions.  Capitalized terms used in this Agreement shall have the meaning set forth below or elsewhere in this Agreement.  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan.  Certain definitions from the Plan are reproduced below for the convenience of the parties.

(a)                                 An “Affiliate” means an individual, corporation and other entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)                                 “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(c)                                  “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

2.                                      Separation Benefits under this Agreement. I understand that under the terms of this Agreement and contingent on adhering to the terms as set forth in the Agreement including without limitations, my adherence to the restrictive covenants set forth in Section 6,  I will be eligible to receive the following (the “Separation Benefits”): (i) a cash amount, less any applicable withholdings or other amounts that are required to be withheld under applicable law, equal to (x) the difference between the per share fair market value of The Michaels Companies, Inc. (“Parent”) common stock on July 2, 2014 and $21.78 per share, (y) multiplied by 69,984, and contingent that such payment shall not exceed a cap of $250,000, to be paid within five (5) business days after July 2, 2014; and (b) my earned bonus for fiscal year 2013, pursuant to the Company’s bonus plan for executive officers (the “Bonus Plan”), under the established bonus criteria associated with the Bonus Plan for my position, to be paid if and when fiscal year 2013 bonus payouts are issued to the Company’s executive officers.  I specifically acknowledge and agree that under the Bonus Plan, before any business unit or individual performance payout is earned, the actual results of the financial objective (EBITDA, less an inventory charge) must meet the threshold previously established by the Company’s Compensation Committee and Board of Directors.

3.                                      Timing and Certain Conditions to Receipt of Separation Benefits:

(a)                                 Commencement of Obligations under this Agreement.  It is expressly understood and agreed that my obligations under Section 6 of this Agreement shall commence on the earlier to occur of the Separation Date or the date I first receive this Agreement (the “Commencement Date”), although the Commencement Date shall be no earlier than the date the Company and I first agreed upon the terms of this Agreement.  Without limiting the generality of the foregoing, I must comply with these obligations even before the effective date of this Agreement in order to be eligible to accept this Agreement and receive the Separation Benefits.  If I fail to comply in full with any of my obligations under Section 6 of this Agreement at any time from the Commencement Date through the effective date of this Agreement, the offer of Separation Benefits shall automatically cease, and the Separation Benefits provided under Section 2 of this Agreement shall cease and the Company shall be relieved of its obligations of this Agreement, except as provided for herein in this paragraph.

(b)                                 Obligations as a Condition of Receipt of Separation Benefits.  The obligation of the Company to provide the Separation Benefits is expressly conditioned on my continued full performance of my obligations under this Agreement, including without limitation under Section 6 hereof.

4.                                      Acknowledgement of Full Payment.

(a)                                 I acknowledge that, except for (x) wages due to me through the Separation Date only as they relate to the pay period on which the Separation Date falls, (y) the unpaid reimbursement of business expenses incurred by me prior to the Separation Date which are properly documented and submitted to the Company within five (5) days after Separation Date; and (z) any accrued but unpaid vacation I had earned but not used through the Separation Date, each of which shall be paid according to the Company’s standard payroll practices, I have been paid in full any and all compensation due me from the Company or any of its Affiliates, whether for services provided or otherwise, through the Separation Date and that, except as provided for in the Agreement, as set forth in Section 2 of this Agreement, nothing further is owed to me.  Without limiting the generality of the foregoing acknowledgement, I specifically acknowledge, except as set forth in this Section 4(a),  that I have received (i) all salary due through the Separation Date, (ii) reimbursement for any business expenses I had incurred through the Separation Date that are eligible for reimbursement under applicable Company policies, and (iii) payment of all bonus or other incentive compensation due me, exclusive only of any bonus for which I may be eligible under Section 2 of this Agreement Plan for the year in which my employment with the Company terminated.

(b)                                 I also represent and warrant that I am not entitled to any payments (in cash or equity) or any other benefits under any representation, agreement or understanding, whether oral or written, or any plan, program or arrangement of any kind, with the Company or any of its Affiliates as a result of the termination of my employment and I hereby waive irrevocably any such entitlement, should it exist.

5.                                      Status of Employee Benefits, Paid Time Off and Stock Options.  Except for any right I may have provided under COBRA to continue my participation and that of my qualified beneficiaries in the Company’s medical plan or any other Company plan to which COBRA is applicable (such as, by way of example only, a dental or vision plan, if made available by the Company), my participation in all Company employee benefit plans has ended as of the Separation Date, in accordance with the terms of those plans.  I also acknowledge that I will not continue to earn vacation or other paid time off after the Separation Date. My rights and obligations with respect to any equity granted to me by the Company, Parent or any of their Immediate Affiliates which had vested as of the Separation Date shall be governed by any applicable equity participation plans and any agreements and other requirements and limitations applicable to such equity or to Company employees who have been granted equity in connection with their employment.  All equity granted to me by the Company or Parent which remained unvested as of the Separation Date shall have been cancelled and shall have terminated as of that date.

6.                                      Ancillary Covenants.  The covenants set forth below are ancillary to this Agreement with the Company, which concerns the termination of my employment and my qualification for Separation Benefits under this Agreement.  My acceptance of these covenants and my complying with my obligations under them are a condition to my eligibility to receive the Separation Benefits under this Agreement.

(a)                                 Non-Competition/Non-Solicitation.  I hereby acknowledge that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors.  I hereby further acknowledge that the Separation Benefits under this Agreement are being provided to me as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(i).                                  Non-Competition.  I acknowledge and agree that for a period of Eighteen (18) months following my Separation Date (and such period shall be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in this Section 6(a)(i) following my termination of employment), I will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee (in a position or at a level similar to or above that performed by me during my employment), investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (a “Competitor”), except that nothing contained in this Section 6(a)(i) shall prevent my wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Section 6, the “Business of the Company or any of its Immediate Affiliates” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail sale of arts and crafts products (aggregated with the gross receipts derived from the retail sale of arts and crafts projects of any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 6, the “Territory” is comprised of those states within the United States and those provinces of Canada in which the Company or any of its Immediate Affiliates was doing business at any time during my employment, or with respect to my obligations following my termination of employment the Twelve (12) months immediately preceding the termination.  For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(ii).                               Non-Solicitation of Employees and Independent Contractors. I also acknowledge and agree that for a period of Eighteen (18) months following my Separation Date (and such period shall be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in this Section 6(a)(ii) after the termination of my employment), I shall not, and shall not assist any other person to, directly or indirectly (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after my termination of employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or one of its Immediate Affiliates who were employed or who were providing services on the Separation Date or at any time during the nine (9) months immediately preceding such termination date.

(iii).                            Non-Solicitation of Distributors and Vendors. I also acknowledge and agree that for a period of Eighteen (18) months following my Separation Date (and such period shall be tolled on a day-to-day basis for each day during which I participate in any activity in violation of the restrictions set forth in this Section 6(a)(iii) after the termination of my employment), I shall not, and shall not assist any other person to, directly or indirectly, solicit or encourage any distributor or vendor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, these restrictions set forth in this Section 6(a)(iii) shall apply only with respect to those distributors and vendors providing services to the Company or one of its Immediate Affiliates on the Separation Date or at any time during the nine (9) months immediately preceding such termination date.

(iv).                           Goodwill and Company Information. I further acknowledge the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense. I acknowledge and agree that in the course of my employment, I have acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publically disclosed and other confidential information which I may have acquired during my employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates.  I understand and agree that such Company Information was disclosed to me in confidence and for use only in performing work for the Company or its Affiliates.  I understand and agree that I: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on my own behalf, or on behalf of any third party.  In view of the nature of my employment and the nature of Company Information I received during the course of my employment, I agree that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. I further acknowledge and agree that the restrictions on my activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that my acceptance of these restrictions is a condition of receipt of the Separation Benefits under this Agreement, to which I would not otherwise be entitled, and the Separation Benefits and goodwill is good and sufficient consideration to support my agreement to and compliance with these covenants.

(b)                                 Remedies.  In the event that I breach or threaten to breach of any of the covenants contained in Section 6:

(i) The Separation Benefits under this Agreement shall be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement;

(ii) I hereby consent and agree that the Company shall be entitled to a “claw back” of any Separation Benefit received by me pursuant to the Agreement for any period of time following the execution of the Agreement;

(iii) I also hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c)                                  General.  I agree that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The Company and I agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Agreement and specifically under Section 6 is too broad to be enforced as written, the Company and I intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

(d)                                 Notification Requirement.  I agree that, until the first anniversary of the Separation Date, I will provide the Company notice in writing of any change in my address and of each new job or other business activity in which I plan to engage if it is related to the Business of the Company and its Immediate Affiliates.  I further agree to provide such notice at least fifteen (15) business days prior to beginning any such job or activity.  Such notice shall state the name and address of the Person to whom I propose to provide services and the nature of my position with that Person.  I agree to provide the Company with such other pertinent information concerning such new job or other business activity as the Company may reasonably request in order to determine my continued compliance with my obligations under this Agreement.  I further agree to notify any Person to whom I intend to provide services, as an employee, independent contractor or otherwise, of my obligations under this Agreement and hereby consent to notification by the Company or its agents to any such Persons about my obligations under this Agreement.

(e)                                  Return of Company Property.  I represent and warrant that I have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (present or otherwise) of the Company or any of its Affiliates and all other property of the Company or any of its Affiliates in my possession or control, including without limitation keys, access cards, credit cards, computer, telephone and other office equipment.  Further, I represent and warrant that I have not retained any copy of any document, material or information of the Company or any of its Affiliates (other than documentation provided expressly for my personal use and retention, such as, by way of example and not limitation, documentation concerning my participation in Company benefit plans).  I also agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates after the Separation Date, unless expressly requested to do so by an authorized representative of the Company.  Further, I represent and warrant that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access any information which I have password-protected on any of the computer equipment or computer network or system of the Company or any of its Affiliates.

(f)                                   Employee Cooperation.  I agree that during the Twelve (12) months immediately following the Separation Date and without additional compensation, I will provide to the Company, promptly on its request, advice and consultation with respect to my former duties and responsibilities.  I also agree, for the Twelve (12) month period and thereafter, to cooperate with the Company with respect to all matters arising during or related to my employment, including without limitation matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.  I understand that the Company will make reasonable efforts not to materially interfere with the timing of any employment or other business obligations I may have.  While it is agreed that I will not be entitled to compensation for any such cooperation, the Company will reimburse my out-of-pocket expenses incurred in complying with the Company’s requests hereunder, provided such expenses are authorized by the Company in advance and the Company will pay me a reasonable hourly or per diem rate for any such cooperation requested by the Company after the Twelve (12) month period ends, exclusive of any time spent in testifying as a fact witness in any legal proceeding.

7.                                      Release of Claims.  For and in consideration of the Separation Benefits under this Agreement to be made to me in connection with my separation from employment with the Company as set forth in this Agreement, and as a condition of my receipt of those Separation Benefits, I, on my own behalf and on behalf of my heirs, beneficiaries, executors, administrators and representatives, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates and all of the respective past, present and future shareholders, officers, directors, general and limited partners, members, managers, employees, agents, predecessors, successors and assigns of the foregoing, and all others connected with any of them, and any and all benefit plans maintained by the Company and its Affiliates and all present and former representatives, agents, trustees, fiduciaries and administrators of such plans, all of the foregoing, both individually and in their official capacities, from any and all liabilities of any nature whatsoever, whether known or unknown, which I had in the past, now have or might now have, through the date on which I sign this Agreement, based on any federal, state or local law, regulation or other requirement, which may have arisen in connection with my employment with the Company or the cessation thereof.  Without limiting the foregoing, this release includes any claims I may have up to the date of this Agreement pursuant to the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.  I acknowledge that signing this Agreement does not limit or otherwise interfere with my right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or other appropriate state agency.  I understand, however, that I am releasing the right to any monetary recovery or relief should the EEOC or any other agency pursue claims on my behalf.  Excluded from the scope of this release, however, are any rights I have to indemnification under the charter, by-laws or other governing documents of the Company or any of its Affiliates; any vested benefits I have under the Company’s qualified retirement plan; and any rights arising under this Agreement or the Plan following the effective date of this Agreement.

8.                                      Entire Agreement, Amendments, Waivers and Governing Law.

(a)                                 This Agreement constitutes the entire agreement between me and the Company, and supersedes all prior and contemporaneous agreements and understandings, written or oral, concerning my employment, its termination and all related matters, excluding only any agreements between me and the Company or any of its Affiliates concerning protection of confidential information, assignment of rights to inventions or other intellectual property, or covenants against competition or solicitation of employees, independent contractors, customers, vendors, distributors or others, any outstanding loans or other financial obligations that I have to the Company or any of its Affiliates or under any benefit plan maintained by the Company or any of its Affiliates, my obligations under the terms of this Agreement and my obligations, if any, with respect to the securities of the Company or any of its Immediate Affiliates, all of which shall remain in full force and effect in accordance with their terms.

(b)                                 This Agreement may not be modified or amended and no breach shall be deemed to be waived unless in writing signed by me and an expressly authorized representative of the Company.  I understand and agree that the obligation of the Company to make payments to me under this Agreement is expressly conditioned on my continued full performance of my obligations under this Agreement.

(c)                                  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

(d)                                 One or more waivers of a breach of any covenant, term, or provision of this Agreement by me or the Company shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

(e)                                  The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(f)                                   This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving any effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by Federal law.

(g)                                  I warrant that I am not a Medicare beneficiary as of the date I sign this Agreement.  I am not 65 years of age and have not received 24 months of SSDI benefits.  I agree to indemnify, defend and hold the Company and any of its insurance carrier(s) from all claims, liens, Medicare conditional payments and rights to payment, known or unknown including any claim by a governmental entity.

9.                                      Acceptance of this Agreement and Related Matters.

(a)                                 This Agreement creates legally binding obligations and I am therefore advised by the Company to consult an attorney prior to signing this Agreement.

(b)                                 I acknowledge that I may not sign this Agreement prior to the Separation Date.  I further acknowledge that I have had at least Twenty-one (21) days from the later of the Separation Date or the date of my receipt of this Agreement hereto to consider the terms of this Agreement.  In signing this Agreement, I give the Company assurance that I have signed it voluntarily, without any coercion, undue influence or threat, and with a full understanding of its terms; that I have had full and sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any other of persons of my choosing; and that, in signing this Agreement, I do not have any contractual right or claim to the benefit described herein except as stated in this Agreement; and I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(c)                                  I understand that I may revoke this Agreement at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company, and that this Agreement will take effect only upon the expiration of the seven-day revocation period and only if I have not timely revoked it.

[Signature page follows immediately.]

INTENDING TO BE LEGALLY BOUND, I have signed this Agreement under seal on the date indicated below.

Signature:	/s/ Weizhong Zhu

Name (Printed):	Weizhong Zhu

Date of signing:	November 15, 2013

ACCEPTED AND AGREED:
MICHAELS STORES, INC.

By:	/s/ Shawn Hearn

Name (Printed)	Shawn Hearn

Title:	SVP — Human Resources

Date of signing:	November 15, 2013